Exhibit 99.4

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Year to Date December 31

(unaudited)

(dollars in thousands, except per share amounts)

	2004	2003
Commercial Businesses

Net Income	$178,777	$275,247

Earnings Per Share - diluted	$0.97	$1.54

Electricity Trading Volumes (MWhs)	185,148,553	147,461,653
Physical and Financial Gas Trading Volumes (Bcf/d)	51.6	53.2

Regulated Businesses

Net Income	$253,138	$210,929

Earnings Per Share - diluted	$1.38	$1.18

Electric Retail MWh Sales and Transportation	52,655,549	51,333,190
Gas Retail Mcf Sales and Transportation	91,012,963	95,394,249
Electric Customers (End of Period)	1,566,693	1,535,913
Gas Customers (End of Period)	511,123	504,637

Power Technology & Infrastructure Services

Net Income	$(31,047)	$(16,404)

Earnings Per Share - diluted	$(0.17)	$(0.09)